Exhibit 23.2

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation on Form 20-F of Cordyceps Sunshine Biotech Holdings Co., Ltd. of our report dated June 13, 2025 with respect to the consolidated financial statements of Cordyceps Sunshine Biotech Holdings Co., Ltd. as of and for the years ended December 31, 2024 and 2023, which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

June 13, 2025